FORM OF AMENDED AND RESTATED EXPENSE LIMITATION AND
REIMBURSEMENT AGREEMENT

AGREEMENT made as of the 31st day of January, 2022 by and among Destra International & Event-Driven Credit Fund, a Delaware statutory trust (the “Fund”) and Destra Capital Advisors LLC, a Delaware limited liability company (the “Investment Manager”).

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and intends to offer one or more classes of common shares of beneficial interest (“Shares”) in a continuous public offering;

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”);

WHEREAS, the Fund and Investment Manager previously entered into an Expense Limitation and Reimbursement Agreement, and desire to amend and restate such agreement in its entirety;

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2. The Investment Manager agrees with the Fund to reimburse and/or pay or absorb expenses of the Fund (a “Waiver”) so that the Fund’s “ordinary operating expenses,” do not exceed 0.50% of the Fund’s average daily net assets on an annualized basis (the “Expense Limitation”). For the purposes of this Expense Limitation and Reimbursement Agreement, “ordinary operating expenses” shall consist of all ordinary expenses, including administration fees, transfer agent fees, organization and offering expenses, fees paid to the Fund’s trustees, legal fees related to the organization and offering of the Fund, administrative services expenses, and related costs associated with legal, regulatory compliance and investor relations, but excluding the following: (a) investment management fees; (b) portfolio transaction and other investment-related costs (including brokerage commissions, dealer and underwriter spreads, commitment fees on leverage facilities, prime broker fees and expenses and dividend expenses related to short sales); (c) interest expense and other financing costs, (d) taxes; (e) distribution or shareholder servicing fees; (f) acquired fund fees and expenses (as determined in accordance with SEC Form N-2) and (g) extraordinary expenses. For purposes of this agreement, “extraordinary expenses” mean any unusual, unexpected and/or nonrecurring expenses of the Fund.

3. Unless terminated by the Fund, this Agreement will have a term ending ten (10) years from the date that the Fund and the Investment Manager enter into this Agreement. This Agreement will automatically renew for consecutive twelve-month terms thereafter, and the Agreement may not be terminated by the Advisor other than as of the end of the current term. Subject to the initial two sentences of this paragraph, any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4. The Fund agrees to carry forward, for a period not to exceed (3) three years from the date on which a Waiver is made by the Investment Manager, all fees and expenses in excess of the Expense Limitation that have been waived, paid or absorbed by the Investment Manager, and to repay the Investment Manager such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limitation. To the extent that such repayment is due, it shall be made as promptly as possible. To the extent that the full amount of such waived amount or expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

5. If this Agreement is terminated by the Fund, the Fund agrees to repay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act, such repayment will be made to the Investment Manager not later than (3) three years from the date on which a Waiver was made by the Investment Manager (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect. If this Agreement is terminated by the Investment Manager, the Fund agrees to repay to the Investment Manager, any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act, such repayment will be made to the Investment Manager not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.

6. This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7. This Agreement supersedes all previous agreements and constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

DESTRA INTERNATIONAL & EVENT-DRIVEN
CREDIT FUND

By:	[ ]
Title:	[ ]

DESTRA CAPITAL ADVISORS LLC

By:	[ ]
Title:	[ ]

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